EXHIBIT 99.1

[LOGO OMITTED]

                                      NEWS

                                                        FOR MORE INFORMATION:
AUGUST 12, 2003                                         954-917-7665
                                                        HOWARD L. EHLER, JR.
                                                        EXECUTIVE VICE PRESIDENT

                 IMPERIAL ANNOUNCES 2003 SECOND QUARTER RESULTS

     Pompano Beach, FL.........Imperial Industries, Inc. ("IPII") announced today the results of operations for the quArter ended June 30, 2003.

     The Company generated net income of $149,000, or $.02 per share, for the second quarter of 2003, compared to $31,000, or $.00 per share for the same period in 2002. Net sales in the second quarter were $10,198,000, compared to $9,443,000 for the same period in 2002, an increase of 8.0%. The sales increase was derived primarily from internal growth through market share gains and a new distribution facility in Port St. Lucie, Florida that was opened in late 2002.

     Net sales for the six months ended June 30, 2003 were $19,160,000 compared to $18,152,000 in 2002. The Company derived net income of $116,000, or $.01 per share, for the first six months, compared to a net loss of $(636,000), or $(.07) per share, for 2002 which included a net $789,000 non-cash goodwill impairment charge related to the Company's required adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". Excluding the goodwill impairment charge, the Company derived net income of $153,000, or $.02 per share, for the first six months of 2002.

     S. Daniel Ponce, Imperial's Chairman of the Board stated: "We are pleased with the Company's growth in sales and earnings in the second quarter and are optimistic about business prospects for the last half of the year."

     Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company's manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

     The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the Company's strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company's control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the

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Page 2 of News Release dated August 12, 2003


Company's Securities and Exchange Commission filings under "Risk Factors". A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the "Forward-Looking Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission ("SEC"), and in other reports already filed with the SEC.

                            IMPERIAL INDUSTRIES, INC.

                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                                        Six Months Ended               Three Months Ended
                                            June 30,                        June 30,
                                    -------------------------    ----------------------------------
                                       2003           2002            2003           2002
                                  ---------------------------    ----------------------------
Net Sales                         $ 19,160,000   $ 18,152,000    $ 10,198,000    $  9,443,000
                                  ---------------------------    ----------------------------

Net income before cumulative
   effect of accounting change    $    116,000   $    153,000    $    149,000    $     31,000

Cumulative effect of accounting
   change for SFAS No. 142, net
   of tax benefit                           --       (789,000)             --              --
                                  ---------------------------    ----------------------------
Net income (loss)                 $    116,000   $   (636,000)   $    149,000    $     31,000
                                  ===========================    ============================

Basic and diluted income
   per share before cumulative
   effect of accounting change    $        .01   $        .02    $        .02   $         .00

Cumulative effect of accounting
   change                                   --           (.09)             --              --
                                  ---------------------------    ----------------------------

Basic and diluted income (loss)
   per share                      $        .01   $       (.07)   $        .02   $         .00
                                  ===========================    ============================